Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Monday, October 31, 2011
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE COMPLETES ACQUISITION

OF U.S. CORRUGATED

NORTHBROOK, IL — October 31, 2011 — KapStone Paper and Packaging Corporation (NYSE: KS) today announced that it has completed the acquisition of U.S. Corrugated, Inc. (“USC”).  Under the terms of the sale, KapStone acquired USC, including a 240,000 ton recycled containerboard paper mill in Cowpens, SC and 14 converting facilities in the eastern and mid-western United States.   USC has been successful in creating strong, long-term customer relationships resulting from outstanding service, quality and innovation.

“Today we are welcoming USC’s team as the newest members of KapStone,” stated Roger W. Stone, Chairman and Chief Executive Officer.  “We look forward to building on their momentum.  The acquisition of USC now transforms KapStone into a much more profitable and stronger company.”

Funding for the acquisition came from cash on hand and borrowing under a new $525 million senior secured credit facility led by Bank of America Merrill Lynch and Barclays Capital as joint leads.  The new facility consists of a $375 million term loan maturing over five years and a $150 million revolving credit facility.   At closing, KapStone’s previously existing $101 million term loan was repaid.  KapStone now has a $375 million 5 year term loan at an initial interest rate of 2.25%. The revolver was unused and is available for working capital requirements.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, linerboard and shipping containers.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC, North Charleston, SC, and Cowpens, SC, fourteen converting locations in the east and mid west, and a lumber mill in Summerville, SC. The business employs approximately 2,700 people.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1)  industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations;  (6) the ability to carry out the Company’s strategic initiatives and manage associated costs, (7)  the income tax impact of the federal incentive program for alternative fuel mixtures and the ability to achieve synergies and cost savings from the USC acquisition.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.